Exhibit 10.1

Description of Compensation of Non-Employee Trustees

     Each trustees who is not also an officer and full-time employee of Liberty Property Trust (the “Company”) will receive for fiscal year 2005 and thereafter, until changed by the Board of Trustees, fees for service on the Company’s Board of Trustees as listed in the table below. The members of the Board of Trustees are also eligible for reimbursement for travel and lodging expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

Board Membership Fees Payable to Non-Employee Trustees
Annual Trustee Fee (cash)	$21,500
Annual Trustee Fee (restricted shares)	$34,500
Audit Committee Chair Annual Retainer	$10,000
Compensation Committee Chair Annual Retainer	$6,000
Corporate Governance and Nominating Committee Chair Annual Retainer	$6,000
Fee for Service on Committee	$1,000
Trustee Meeting Fee (in person)	$1,500
Trustee Meeting Fee (telephonic re: routine matters)	$500
Trustee Informational Teleconference Fee	$500
Committee Meeting Fee (in person)	$1,000
Committee Meeting Fee (telephonic)	$500

     All non-employee trustees will also be granted, each year, an option to purchase an additional 5,000 of the Company’s common shares of beneficial interest at an exercise price equal to the fair market value of the common shares on June 24 of such year. These options vest over a three-year period beginning with the date of grant as follows: 20% after the first year; 50% after two years; and 100% after three years.